Exhibit 16.1

April 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Touchstone Resources USA, Inc.
         Formerly Known as The Coffee Exchange, Inc.
         Commission File No. 000-50228

Dear Commissioners:

We have read the statements contained in Item 4 "Changes in Registrant's Certifying Accountant" of the Form 8-K of Touchstone Resources USA, Inc. to be filed with the Securities and Exchange Commission on or around April 19, 2004 and agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
Certified Public Accountants